BLUE HAWK FARMOUT AGREEMENT

THIS AGREEMENT made as of the 3rd day of June, 2010

BETWEEN:

SPEEBO INC., a body corporate, incorporated under the laws of the State of Delaware (hereinafter called "Speebo");

- and -

ENERGEN RESOURCES, INC, a body corporate, incorporated under the laws of Nevada (hereinafter called "BUYER");

WHEREAS Speebo has agreed to farmout its 100% undivided interest in the Blue Hawk Gold property claims near Kelowna, British Columbia (hereinafter called the “Acquisition Lands”) as set forth in the attached Schedule "A" to BUYER on the terms and conditions set out in this Agreement;

NOW THEREFORE that in consideration of the mutual covenants including, but not limited to the consideration set out in the clause herein entitled "Consideration", contained in this Agreement the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	"Agreement" means this Acquisition agreement including the schedules attached hereto;

(b)
"Acquisition Lands" means those lands as set out in the attached Schedule "A", which are offered for mining purposes only. It is understood that ownership of the title to it does not include ownership of the surface rights or the right to use the surface for residential or recreational purposes;

(c)	"Party" means a party to this Agreement "Parties" means all parties to this Agreement;

(d)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Speebo,

(ii)
liens incurred or created in the ordinary course of business as security in favor of the person who is conducting the development or operation of the Acquisition Lands to which such liens relate for Speebo’s proportionate share of the costs and expenses of such development or operation,

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due,
(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Acquisition Lands affected thereby,

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof,

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property, and

(vii)
statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Acquisition Lands; and

(e)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement.

2.	INTERPRETATION

(a)
The expressions "Section", "Subsection", "Clause", "Subclause", "Paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

(b)
The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(c)
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

(d)	There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"                          -       Acquisition Lands
Schedule "B"                           -     Net Smelter Royalty

Such schedules are incorporated herein by reference as though contained in the body hereof.  Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

(e)
All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

3.	CONSIDERATION

As consideration for BUYER earning a 100% undivided interest to the Acquisition Lands:

(a)	BUYER hereby agrees to pay to Speebo the sum of $5,000 USD upon execution of this Agreement, such payment not to be refunded to BUYER under any circumstances.

4.	COMMITMENT

BUYER agrees to expend up to one million five hundred thousand Dollars ($1,500,000 CDN) over three years as exploration expenditures (the “Exploration Program”), exclusive of tax thereon, on the Acquisition Lands, with the first year to be a minimum of $250,000 CDN.

It is further agreed that BUYER shall re-imburse Speebo for any claim renewal fees due to the Province of British Columbia during the term of the agreement.

5.	EARNED INTEREST

Upon completion of the Exploration Program, BUYER shall have earned 100% of Speebo's undivided interest in the Acquisition Lands, subject to the net smelter royalties described in section 6 herein (the "Earned Interest").

6.	NET SMELTER ROYALTY

BUYER shall grant to Speebo a 2.0% net smelter royalty on all production from the Acquisition Lands, in accordance with the terms and conditions set out in Schedule "B" hereto.

7.	DEFAULT

Should BUYER default under this Agreement then Speebo will provide written notice to BUYER with specific details of such defaults or failures.  After receiving said notice, BUYER shall have 60 days to remedy such default. Should BUYER fail to remedy the default within the 60 day period, BUYER shall forfeit any rights it has to the Acquisition Lands and this Agreement shall be terminated.

BUYER may elect to terminate this agreement at any time upon 30 days written notice to Speebo, and at no penalty.

8.	REPRESENTATIONS AND WARRANTIES OF SPEEBO

Speebo makes the following representations and warranties to BUYER, no claim in respect of which shall be made or be enforceable by BUYER unless written notice of such claim, with reasonable particulars, is given by BUYER to Speebo within a period of twelve (12) months from the date hereof:

(a)	Speebo is duly incorporated and is validly subsisting under the laws of the State of Delaware.
(b)
Speebo is the legal and registered beneficial owner of all of its stated interests in the Acquisition Lands, and such interests are free of any liens, claims, charges, security interests or encumbrances of any kind whatsoever, except for the Permitted Encumbrances;

(c)
there are no actions, suits, proceedings or claims existing or, to the best of the knowledge, information and belief of Speebo pending or threatened with respect to or in any manner challenging ownership of interest in any of the Acquisition Lands, or which might reasonably be expected to result in a material impairment or loss of the Acquisition Lands, or the proposed disposition of interest in the Acquisition Lands;

(d)
Speebo is in material compliance with all applicable laws, rules, regulations, orders and statutes applicable to it, the interest in the Acquisition Lands or the operation of the Acquisition Lands, and Speebo has not received any notice of any violation, and there is no basis for assertion of any violation, of any applicable law, order, rule, regulation, writ, injunction or decree of any court, governmental or conservation authority or any statute, and Speebo holds, in good standing, all licenses, registrations and qualifications required;

(e)
the execution and delivery of this letter agreement and the consummation of the transaction contemplated herein will not, as a result of Speebo’s involvement, violate nor be in conflict with any provision of any material agreement or instrument to which Speebo is a party or is bound or, to the best of the knowledge of Speebo, any judgment, decree, order, statute, rule or regulation applicable to Speebo and no authorizations, approvals or consents are required for the consummation of the transaction contemplated herein by Speebo; and

(f)	Speebo is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

9.	REPRESENTATIONS AND WARRANTIES OF BUYER

BUYER makes the following representations and warranties to Speebo, no claim in respect of which shall be made or be enforceable by Speebo unless written notice of such claim, with reasonable particulars, is given by Speebo to BUYER within a period of twelve (12) months from the date hereof:

(a)	BUYER is duly incorporated and is validly subsisting under the laws of Nevada,

(b)
there is no action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of BUYER’s knowledge, pending or threatened against or relating to BUYER or its material assets and there is no circumstance, matter or thing known to BUYER which might give rise to any such proceeding or to any governmental investigation relative to BUYER and there is not outstanding against BUYER any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator; and

(c)
BUYER has the requisite power, capacity and authority to enter into this letter agreement (and all other agreements and documents required to be delivered hereunder) on the terms and conditions herein set forth.

10.	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

(a)
Speebo shall be liable to BUYER for and shall, in addition, indemnify BUYER from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by BUYER which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 8 been accurate and truthful, provided however that nothing in this Subsection 10(a) shall be construed so as to cause Speebo to be liable to or indemnify BUYER in connection with any representation or warranty contained in Section 8 if and to the extent that BUYER did not rely upon such representation or warranty.

(b)
BUYER shall be liable to Speebo for and shall, in addition, indemnify Speebo from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Speebo which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 9 been accurate and truthful, provided however that nothing in this Subsection 10(b) shall be construed so as to cause BUYER to be liable to or indemnify Speebo in connection with any representation or warranty contained in Section 9 if and to the extent that Speebo did not rely upon such representation or warranty.

(c)
Notwithstanding any other provision in this Agreement, Speebo shall not be liable to or be required to indemnify BUYER in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by BUYER in respect of which BUYER is liable to and has indemnified  pursuant to subsection 10(b).

11.	COVENANTS

During the currency of this Agreement, the Parties shall:

(a)	not do any other act or thing which would or might in any way adversely affect the rights of the Parties hereunder,

(b)
make available to all Parties and their representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Acquisition Lands in Parties' possession or control, including soil samples, and all records and files relating to the Acquisition Lands and permit Parties and their representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide all Parties with any and all notices and correspondence received from government agencies in respect of the Acquisition Lands; and

(d)	cooperate fully with each other in conducting exploration and in obtaining any surface and other rights on or related to the Acquisition Lands as is reasonably required.

12.	DISPOSITION

Any sale, assignment or transfer by a Party of all or any part of its rights or obligations hereunder shall include a provision whereby the purchaser, successor or assignee, as the case may be, shall agree to assume the rights and be subject to all the liabilities and obligations of the transferring Party under this Agreement.

13.	REGISTRATION

BUYER shall have the right to register notice of this Agreement for the sole purpose of giving notice of its rights under this Agreement to the applicable ministries of the British Columbia Government.

14.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

It should be further noted within this Agreement that Speebo is not qualified by education or experience to make any judgments on the economic viability of the mining claims or minerals contained there-in, and as such will be held harmless for any information provided both verbal and written, expressed or implied, with regard to the economic, technical, or geological aspects of the Acquisition Lands.  Any such conclusions are the product of BUYER’s own due diligence, of which it bears sole responsibility.

15.	ENTIRE AGREEMENT

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.  No amendments shall be made to this Agreement unless in writing, executed by the Parties.  This Agreement supersedes all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

16.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

17.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

18.	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

19.	NOTICES

The addresses for service of the Parties shall be as follows:

BUYER -	ENERGEN RESOURCES, INC
1931 E. 37th Street, Suite 7
Odessa, TX 79762
Attn: Michael Killman

Speebo -	2120 Bethel Road
Lansdale PA 19446 USA
Attention: Perry Leopold

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or
(a)

(c)
except in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

20.	CURRENCY

All references to currency herein shall be deemed to be United States currency, unless otherwise indicated.

21.	EXECUTION BY COUNTERPART AND FACSIMILIE

(a)
This Agreement may be executed in counterpart, no one copy of which need be executed by the Parties.  A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by the Parties

(b)
The Parties will be entitled to rely upon delivery by facsimile machine of executed copies of the executed Agreement will be legally effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year written above.

SPEEBO INC.

Per:   /s/ Perry Leopold
Perry Leopold, CEO

ENERGEN RESOURCES, INC

Per:   /s/ Michael Killman
              Michael Killman, President

/s/ Carolyn Stevenson
Witness

This is Schedule "A" attached to and forming part of a Acquisition Agreement made as of the 3rd day of June, 2010 between SPEEBO INC and ENERGEN RESOURCES, INC.

ACQUISITION LANDS

Tenure Number	Type	Claim Name	Good Until	Area (ha)
778462	Mineral	Blue Hawk	2011/05/24	83.1085
Total Area:				83.1085 hectares

This is Schedule "B" attached to and forming part of a Acquisition Agreement made as of the 3rd day of June, 2010 between SPEEBO INC and ENERGEN RESOURCES, INC

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT made as of the 3rd day of June, 2010

BETWEEN:

ENERGEN RESOURCES, INC
 (hereinafter called the "Owner");

- and -

SPEEBO, INC.,

(hereinafter called "Royalty Holder").

WHEREAS pursuant to a Acquisition agreement dated June 3, 2010 between Speebo Inc and ENERGEN RESOURCES, INC (the "Acquisition Agreement"),  the Owner has acquired an undivided 100% interest in the Acquisition Lands;

AND WHEREAS pursuant to the Acquisition Agreement, the Owner shall grant the Royalty Holder the Net Smelter Royalty on all production from the Acquisition Lands;

NOW THEREFORE that in consideration of the Acquisition Agreement, and the mutual covenants contained in this Agreement the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	"Agreement" means this Net Smelter Returns Royalty Agreement;

(b)	"Commencement of Commercial Production" means:

(i)
If a Mill is located on the Acquisition Lands, the last day of a period of forty (40) consecutive days in which for not less than thirty (30) days such Mill processed ore from the Acquisition Lands at seventy-five percent (75%) of its rated concentrating capacity, or

(ii)
If no Mill is located on the Acquisition Lands, the last day of the first period of thirty (30) consecutive days during which ore has been shipped from the Acquisition Lands on a reasonably regular basis for the purposes of earning revenues, but no period of time during which ore or concentrate is shipped from the Acquisition Lands for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

(c)	"Acquisition Lands" means those lands as set out in Schedule "A" of the Acquisition Agreement;

(d)
"Mill" means the crusher, concentrator and other processing facilities constructed on or in proximity to the Acquisition Lands and used for the processing of production from the Acquisition Lands, whether or not in conjunction with or after production from any other mineral property.

(e)
"Net Smelter Returns" shall mean the aggregate of all payments from a smelter, Reduction Works, refinery or other processor or bona fide purchaser received for ores, concentrates or other products and minerals produced from the Acquisition Lands after the deduction for all the following costs, without duplication, related to such payments:

(i)
all charges by a smelter, Reduction Works, refinery or purchaser, including, selling charges, treatment, smelting, or other Reduction Works charges, penalties and all other deductions and expenses, but excluding all charges by a Mill or incurred by the process or the milling of ore,

(ii)
all costs of transportation (except transportation costs associated with moving material to an off-site Mill) incurred on all ores, concentrates or other products and minerals produced, whether transported by the Owner or a third party and including charges by common or contract carriers, and

(iii)
the amount of all federal and provincial taxes, but not income tax, imposed upon or in connection with removal or sale of ores, concentrates or other products and minerals, other than federal and provincial income tax;

(f)	"Party" means a party to this Agreement "Parties" means all parties to this Agreement;

(g)	"Reduction Works" means any works in which concentrated, upgraded or beneficiated minerals are refined; and

(h)	this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement;

2.	NET SMELTER ROYALTY

As of the Commencement of Commercial Production, the Owner shall pay to the Royalty Owner two percent (2.0%) of Net Smelter Returns (the "Net Smelter Returns Royalty").

3.	CLAW BACK

The Owner may, at any time, elect to acquire 60% of the Net Smelter Returns Royalty on payment of US$ 1,000,000.00 to the Royalty Owner.

4.	PAYMENT

Payments on account of the Net Smelter Returns Royalty shall be made by the Owner monthly on or before the first day of each calendar month following the month in which settlement is made by smelter or other purchaser of ores, concentrates or other products and minerals produced from the Acquisition Lands, and each such payment shall be accompanied by a complete copy of settlement schedules received from the said smelter or other purchaser.

5.	SALES TO AN AFFILILATE

In the event that the ores, concentrates or other products and minerals are sold to, or are treated at, a smelter or Reduction Works owned or operated by the Owner or any "affiliate" (as defined in the Business Corporations Act (British Columbia)) of the Owner, the prices received, and the charges levied for processing services, shall be included in the calculations used to compute Net Smelter Returns, but the prices received shall not be less than those which could be received if negotiated on an arm’s length basis, and the charges shall not exceed the average to the highest and lowest charges charged for similar processing services at the nearest two smelters or Reduction Works in which ores, concentrates or other products and minerals are sold to any person or corporation dealing at arm’s length with the Owner.

6.	RECORDS AND AUDIT

The Owner shall keep separate, complete and accurate records pertaining to the calculation of the royalty. The Royalty Holder shall bear the right, at all reasonable times and upon reasonable notice to the Owner to audit books and records of the Owner with respect to determination of the amounts due on account of the Net Smelter Returns Royalty. In the event that any such audit reveals no significant variance from the Owner’s calculations, the cost of such audit shall be borne by the Royalty Holder. If, however, the audit reveals a significant variance from the Owner’s calculations, the Owner shall be responsible for paying interest on the amount of any shortfall at the prime rate plus 2% and in addition shall reimburse the Royalty Holder for the costs of conducting the audit. A significant variance is defined hereunder as a variance which results in an additional amount becoming payable to the Royalty Holder, which amount is equal  to or greater than the cost of conducting the audit which revealed the variance.

7.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

8.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

9.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year written above.